EXHIBIT 99.1

VICE CHAIRMAN DOUG BUCKMINSTER TO RETIRE
The following memo from Chairman and Chief Executive Officer Stephen J. Squeri was shared September 2025 with all American Express colleagues:
I am writing today to let you know that, after nearly 40 years of truly exceptional service to our colleagues, our customers, and our company, Vice Chairman Doug Buckminster has decided to retire from American Express as of March 6, 2026.
Doug’s impact over his four decades at the company has been profound. From his start in our Graduate Summer Intern program in 1985 to his current role as Vice Chairman, Doug has made many lasting contributions to the company’s growth and reputation as one of the world’s leading brands. Most important, he has been a tireless advocate for our customers and our colleagues and an exceptional ambassador for the American Express brand.
Throughout his tenure at American Express, Doug has held numerous senior leadership roles, including Group President of Global Consumer Services; President, Global Network & International Card Services; and President, International Consumer and Small Business Services, among others. As Vice Chairman since 2021, Doug has played a key role in driving the company’s overall strategic direction and accelerating our growth globally, in addition to leading several critical enterprise functions.
Doug is a person of the highest integrity and an outstanding leader, responsible for developing many of our most talented senior leaders across the company. Doug is also a brilliant strategist and champion of customer-focused innovation. Among his many contributions, he is the architect of several initiatives that are driving our growth today, including our successful product refresh strategy, the evolution of our risk management organization, our successful lending strategy, our country-by-country strategy for accelerating growth internationally, and the expansion of our Membership Model – initiatives that have furthered our leadership as a preeminent global, premium lifestyle brand. His leadership has been pivotal in scaling our premium Consumer Card Member base globally, especially among Millennial and Gen Z consumers, and driving our strong, sustained revenue growth over the last several years.
On a personal note, I will miss Doug’s friendship and wise counsel. Doug has been a strategic thought partner to me from the day I was named Chairman and CEO. He is a selfless leader who models enterprise thinking and collaboration in all he does. I appreciate the fact that he challenges and pushes me, all with the intent for me to be my best so that American Express could continue to be the best. This trait of challenging people to be their best is one of the many things that sets Doug apart as an outstanding leader and person. He is energized by the success of those who work and have worked for him. While I listed just some of Doug’s many accomplishments above, his true legacy and greatest accomplishment is the many outstanding leaders he developed and all those he challenged to be the best versions of themselves.
As he transitions the work of his teams, he will continue in his role as our Vice Chairman until his retirement next March.
Please join me in wishing Doug all the best on his upcoming retirement and thanking him for his leadership, vision and unwavering commitment to American Express. His contributions will continue to shape the company for years to come.

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